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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               CONTACT:  LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370

               DIAMOND OFFSHORE REPORTS ON STATUS OF OCEAN WARWICK

Houston, Texas, August 30, 2005 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today reported that the jack-up drilling rig Ocean Warwick, which had previously been listed as missing, has been located on Dauphin Island off the coast of Alabama. Aerial photos indicate that the rig has sustained significant damage and is aground on the island. Diamond Offshore is working to get personnel to the rig, but will not be able to make a complete assessment of the condition of the unit until a crew is able to re-board the rig.

Dauphin Island is approximately 66 miles northeast of the rig's work location on Main Pass Block 299 prior to passage of hurricane Katrina. The Warwick is insured for approximately $50 million net of applicable deductibles. No personnel were on board the rig at the time of the storm.

Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, potential damage to or loss of equipment and resulting loss of contracted revenue due to hurricane Katrina, general economic and business conditions, casualty losses, industry fleet capacity, compliance with governmental regulations, and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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